Exhibit 1.1

Provident Financial Services, Inc.

$175,000,000

6.50% Fixed-to-Floating Rate Subordinated Notes due 2036

UNDERWRITING AGREEMENT

August 20, 2026

Piper Sandler & Co.
1251 Avenue of the Americas, 6th Floor
New York, New York 10020

Keefe, Bruyette & Woods, Inc.
787 Seventh Avenue, 4th Floor
New York, New York 10019

As Representatives of the several Underwriters named in Schedule I hereto

Ladies and Gentlemen:

Provident Financial Services, Inc., a Delaware corporation (the “Company”), proposes, subject to the terms and conditions stated herein, to issue and sell to the underwriters named in Schedule I hereto (each, an “Underwriter” and, collectively, the “Underwriters”), for whom Piper Sandler & Co. (“Piper Sandler”) and Keefe, Bruyette & Woods, Inc. (“KBW”) are acting as representatives (collectively, the “Representatives”), $175,000,000 aggregate principal amount of its 6.50% Fixed-to-Floating Rate Subordinated Notes due 2036 (each a “Note” and collectively, the “Notes”). To the extent there are no additional underwriters listed on Schedule I, the term “Representatives” as used herein shall mean Piper Sandler and KBW, collectively, as Underwriters, and the term “Underwriters” shall mean either the singular or the plural, as the context requires. The Notes will be issued pursuant to a Subordinated Indenture, to be dated as of May 13, 2024, and a Second Supplemental Indenture to be dated as of August 20, 2026 (collectively, the “Indenture”), each between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”).

1.             (a) The Company represents and warrants to each of the several Underwriters, as of the date hereof, as of the Closing Date (as defined below) (each such date, a “Representation Date”), and as of the Applicable Time referred to in Section 1(a)(v) hereof, and agrees with each of the several Underwriters, as follows:

(i)            The Company has prepared and filed with the Securities and Exchange Commission (the “Commission”) an “automatic shelf registration statement” (as defined in Rule 405 (“Rule 405”) of the rules and regulations (the “1933 Act Regulations”) of the Commission under the Securities Act of 1933 (the “1933 Act”)) on Form S-3 (Registration No. 333-275213), including each preliminary prospectus or prospectus included therein, which registration statement became effective upon filing under Rule 462(e) (“Rule 462(e)”) of the 1933 Act Regulations, and the Indenture has been duly qualified under the Trust Indenture Act of 1939 and the rules and regulations of the Commission thereunder (collectively, the “TIA”), and the Company has filed such post-effective amendments thereto as may be required prior to the execution of this Agreement and each such post-effective amendment is effective under the 1933 Act. Such registration statement covers the registration of the Notes under the 1933 Act. Promptly after execution and delivery of this Agreement, the Company will prepare and file a final prospectus supplement with respect to the Notes and the Base Prospectus (as defined below) in accordance with the provisions of Rule 430B (“Rule 430B”) of the 1933 Act Regulations and paragraph (b) of Rule 424 (“Rule 424(b)”) of the 1933 Act Regulations. Any information included in each such final prospectus supplement or the Base Prospectus that was omitted from such registration statement at the time it became effective but that is deemed to be part of and included in such registration statement pursuant to Rule 430B is referred to as “Rule 430B Information.” Each prospectus, together with the related prospectus supplement, used in connection with the offering of the Notes that omitted the Rule 430B Information or that was captioned “Subject to Completion” (or a similar caption) is herein called, together with the documents incorporated and deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act, a “preliminary prospectus” and all references herein to any “preliminary prospectus” shall be deemed to mean and include, without limitation, the Statutory Prospectus (as defined below) and each “preliminary prospectus” included in the registration statement referred to above. Such registration statement, at any given time, including the amendments thereto at such time, the exhibits and any schedules thereto at such time, the documents incorporated and deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act at such time, and the documents and information (including, without limitation, any Rule 430B Information) otherwise deemed to be a part thereof or included therein by the 1933 Act Regulations at such time, is herein called the “Registration Statement.” The Company’s prospectus dated October 30, 2023 (the “Base Prospectus”) and the prospectus supplement dated as of the date hereof, relating to the offering of the Notes in the form first furnished to the Underwriters by the Company for use in connection with the offering of the Notes (whether to meet the requests of purchasers pursuant to Rule 173 (“Rule 173”) of the 1933 Act Regulations or otherwise), including the documents incorporated and deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act at such time, are hereinafter called, collectively, the “Prospectus.” For purposes of this Agreement, all references to the Registration Statement, any preliminary prospectus, the Prospectus, any Issuer-Represented Free Writing Prospectus (as defined below) or any amendment or supplement to any of the foregoing shall be deemed to include the copy filed with the Commission pursuant to its Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”). The Company meets the requirements for use of Form S-3 under the 1933 Act.

In the event that the Company shall file a registration statement pursuant to Rule 462(b) under the 1933 Act (a “Rule 462(b) Registration Statement”) in connection with the offering of the Notes, then, from and after the date of such filing, all references herein to the “Registration Statement” shall be deemed to mean and include such Rule 462(b) Registration Statement, mutatis mutandis, unless otherwise expressly stated or the context otherwise requires.

All references in this Agreement to financial statements and schedules and other information which is “contained,” “included” or “stated” (or other references of like import) in the Registration Statement, any preliminary prospectus or the Prospectus shall be deemed to mean and include all such financial statements and schedules and other information which is incorporated or deemed to be incorporated by reference in, or otherwise deemed by the 1933 Act Regulations (including, without limitation, pursuant to Rule 430B(f) of the 1933 Act Regulations) to be a part of or included in, the Registration Statement, such preliminary prospectus or the Prospectus, as the case may be; and all references in this Agreement to amendments or supplements to the Registration Statement, any preliminary prospectus or the Prospectus shall be deemed to mean and include the filing of any document under the Securities Exchange Act of 1934 (the “1934 Act”), which is incorporated or deemed to be incorporated by reference in the Registration Statement, such preliminary prospectus, the Statutory Prospectus or the Prospectus, as the case may be.

(ii)           At the time of filing the Registration Statement, at the time of each subsequent amendment to the Registration Statement for the purposes of complying with Section 10(a)(3) of the 1933 Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the 1934 Act or form of prospectus), at the time the Company or any person acting on its behalf (within the meaning, for this subsection only, of Rule 163(c) of the 1933 Act Regulations) made any offer relating to the Notes in reliance on the exemption of Rule 163 of the 1933 Act Regulations, at the Applicable Time and at each Representation Date, the Company is, was and will be a “well-known seasoned issuer” (as defined in Rule 405), including not being an “ineligible issuer” (as defined in Rule 405). The Notes, as of the date of their registration on the Registration Statement, were, and, as of each Representation Date, remained, remain and will remain eligible for registration by the Company on an “automatic shelf registration statement” under Rule 405. The Company has not received from the Commission any notice pursuant to Rule 401(g)(2) of the 1933 Act Regulations objecting to the use of the automatic shelf registration statement form.

At the earliest time that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) of the 1933 Act Regulations) of the Notes, the Company was not, nor is an “ineligible issuer,” as defined in Rule 405.

(iii)          The Registration Statement became effective upon filing under Rule 462(e) on October 30, 2023 and any post-effective amendments thereto also became effective upon filing under Rule 462(e). Any Rule 462(b) Registration Statement has become or will become effective upon filing thereof with the Commission. No stop order suspending the effectiveness of the Registration Statement has been issued under the 1933 Act and no proceedings for that purpose have been instituted or are pending or, to the knowledge of the Company, are contemplated by the Commission, and any request on the part of the Commission for additional information with respect to the Registration Statement (or any document incorporated or deemed to be incorporated therein by reference pursuant to the 1934 Act) has been complied with.

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(iv)         At the respective times the Registration Statement, any amendment thereto, became effective, at the time the Company’s most recent Annual Report on Form 10-K was filed with the Commission, at each “new effective date” with respect to the Underwriters pursuant to Rule 430B(f)(2) of the 1933 Act Regulations, and at the Applicable Time and each Representation Date, the Registration Statement and any amendments thereto complied, comply and will comply in all material respects with the requirements of the 1933 Act, the 1933 Act Regulations and the TIA, and did not, do not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, that the Company makes no representation and warranty with respect to that part of the Registration Statement that constitutes the Statement of Eligibility and Qualification (Form T-1) of the Trustee under the TIA.

As of the date the Prospectus or any amendment or supplement thereto was issued and as of each Representation Date, neither the Prospectus nor any amendment or supplement thereto included, includes or will include an untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Each preliminary prospectus filed as part of the Registration Statement as originally filed or as part of any amendment thereto, or filed pursuant to Rule 424(b) under the 1933 Act, complied when so filed (or, in the case of any preliminary prospectus or part thereof that was not filed as part of the Registration Statement or any amendment thereto or pursuant to Rule 424(b), complied as of its date), and each Prospectus and any amendments or supplements thereto filed pursuant to Rule 424(b) under the 1933 Act complied when so filed (or, in the case of any Prospectus or amendment or supplement thereto that was not filed pursuant to Rule 424(b), complied as of its date), in all material respects with the 1933 Act and the 1933 Act Regulations and each preliminary prospectus and the Prospectus and any amendments or supplements thereto delivered to the Underwriters for use in connection with the offering of the Notes (whether to meet requests of purchasers pursuant to Rule 173 or otherwise) was identical, except for any de minimis changes, to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

(v)          As of the Applicable Time, neither (x) all Issuer-Represented General Use Free Writing Prospectuses (as defined below) issued at or prior to the Applicable Time, as applicable, the Final Term Sheet and the Statutory Prospectus, all considered together (collectively, the “General Disclosure Package”), nor (y) any individual Issuer-Represented Limited-Use Free Writing Prospectus (as defined below), when considered together with the General Disclosure Package, included an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

As used in this Section 1(a)(v) and elsewhere in this Agreement:

“Applicable Time” means 4:00 p.m. (New York City time) on August 20, 2026, or such other date or time as agreed by the Company and the Representatives in writing.

“Final Term Sheet” means the final term sheet set forth on Schedule II hereto, reflecting the final terms of the Notes.

“Issuer-Represented Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433 of the 1933 Act Regulations (“Rule 433”), relating to the Notes (including, without limitation, any such issuer free writing prospectus that (i) is required to be filed with the Commission by the Company, (ii) is a “road show for an offering that is a written communication” within the meaning of Rule 433(d)(8)(i), whether or not required to be filed with the Commission or (iii) is exempt from filing pursuant to Rule 433(d)(5)(i) because it contains a description of the Notes or of the offering that does not reflect the final terms), in each case in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g).

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“Issuer-Represented General Use Free Writing Prospectus” means any Issuer-Represented Free Writing Prospectus that is intended for general distribution to prospective investors, as evidenced by its being specified in Schedule III hereto.

“Issuer-Represented Limited-Use Free Writing Prospectus” means any Issuer-Represented Free Writing Prospectus that is not an Issuer-Represented General Use Free Writing Prospectus.

“Statutory Prospectus” means, at any time, the Base Prospectus and the preliminary prospectus supplement dated August 20, 2026, relating to the offering of the Notes, in the form first furnished to the Underwriters by the Company for use in connection with the offering of the Notes, including the documents incorporated and deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act at such time.

Each Issuer-Represented Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offering and sale of the Notes, did not, does not and will not include any information that materially conflicted, conflicts or will conflict with the information contained in the Registration Statement, the Statutory Prospectus or the Prospectus, in each case including the documents incorporated and deemed to be incorporated by reference therein.

The representations and warranties in this Section l(a)(v) shall not apply to statements in or omissions from the Registration Statement, the General Disclosure Package, the Prospectus or any Issuer-Represented Free Writing Prospectus made in reliance upon and in conformity with written information furnished to the Company by the Underwriters through the Representatives expressly for use therein, it being understood and agreed that the only such information furnished by the Underwriters consists of the Underwriters’ Information (as defined below) described as such in Section 8 hereof.

(vi)          The Company has not prepared, made, used, authorized, approved or distributed and will not, and will not cause or allow its agents or representatives to, prepare, make, use, authorize, approve or distribute any written communication that constitutes an offer to sell or a solicitation of an offer to buy the Notes, or otherwise is prepared to market the Notes, other than the Registration Statement, the General Disclosure Package, the Prospectus or any Issuer-Represented Free Writing Prospectus reviewed and consented to by the Representatives.

(vii)          The documents incorporated or deemed to be incorporated by reference in the Registration Statement, the General Disclosure Package, or the Prospectus, at the respective time they were or hereafter are filed with the Commission, complied, comply and will comply in all material respects with the requirements of the 1934 Act and the rules and regulations of the Commission thereunder (the “1934 Act Regulations”), and did not, do not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. There are no material contracts or other documents required to be described in such incorporated documents or the Registration Statement, the General Disclosure Package or the Prospectus or to be filed as exhibits to such incorporated documents or the Registration Statement, the General Disclosure Package or the Prospectus which have not been described or filed as required.

(viii)        The statements set forth in the Statutory Prospectus or the Prospectus under the captions “Risk Factors,” “Summary of the Securities We May Offer,” “Description of Capital Stock,” “Description of Debt Securities” and “Description of the Notes” insofar as they purport to constitute a summary of the terms of the Notes or certain provisions of the Company’s certificate of incorporation (the “Certificate of Incorporation”) and Amended and Restated Bylaws or Delaware law, under the caption “Risk Factors” and under the caption “Business—Regulation and Supervision” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, insofar as they purport to describe the provisions of the laws, rules, regulations and documents referred to therein, are accurate and complete in all material respects. Each Transaction Document (as defined below) conforms in all material respects to the description thereof contained in the Registration Statement, General Disclosure Package, and the Prospectus.

(ix)           The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and the Company is qualified to do business as a foreign corporation in each jurisdiction in which qualification is required, except where failure to so qualify would not reasonably be expected to have a Material Adverse Effect (as defined below). The Company does not own or control, directly or indirectly, any corporation, association or other entity other than the subsidiaries listed on Annex I (the “Subsidiaries”). The Company does not have any significant subsidiaries (as defined in Rule 1-02 of Regulation S-X) other than Subsidiaries listed on Exhibit 21 to the Company’s most recent Annual Report on Form 10-K filed with the Commission. Each Subsidiary is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation with power and authority to own its properties and conduct its business as described in each of the General Disclosure Package and the Prospectus, and is qualified to do business as a foreign corporation in each jurisdiction in which qualification is required, except where failure to so qualify would not reasonably be expected to have a Material Adverse Effect (as defined below).

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(x)           Subsequent to the respective dates as of which information is contained in the Registration Statement, the General Disclosure Package and the Prospectus, except as disclosed therein, (i) neither the Company nor any of the Subsidiaries has incurred any liabilities, direct or contingent, including without limitation any losses or interference with its business from fire, explosion, flood, earthquakes, accident or other calamity, whether or not covered by insurance, or from any strike, labor dispute or court or governmental action, order or decree, that would have a Material Adverse Effect (as defined below), or has entered into any transactions not in the ordinary course of business that are material to the Company and the Subsidiaries taken as a whole, (ii) there has not been any material decrease in the capital stock or any material increase in any short-term or long-term indebtedness of the Company or the Subsidiaries, or any payment of or declaration to pay any dividends or any other distribution with respect to the Company, other than cash or stock dividends in the normal course of business consistent with past practice, and (iii) there has not been any material adverse change, or any developments that would reasonably be expected, individually or in the aggregate, to result in a material adverse change, in the properties, business, financial prospects, operations, earnings, assets, liabilities or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole (a “Material Adverse Effect”).

(xi)           The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Provident Bank, a New Jersey state-chartered capital stock savings bank and a wholly owned subsidiary of the Company (“Provident Bank”), holds the requisite authority to do business as a New Jersey state-chartered capital stock savings bank as described in each of the General Disclosure Package and the Prospectus. The Company and each Subsidiary are in compliance with all laws administered by the Federal Deposit Insurance Corporation (the “FDIC”), the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and any other federal or state bank regulatory authorities with jurisdiction over the Company and its Subsidiaries, except for failures to be so in compliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(xii)          The Company is subject to the reporting requirements of the 1934 Act and, during the last 12 months, has timely filed all reports required thereby. The Company meets the requirements for use of Form S-3 under the 1933 Act specified in the Financial Industry Regulatory Authority (“FINRA”) Corporate Financing Rule 5110(h)(1)(C).

(xiii)         The Company has an authorized capitalization as set forth in each of the General Disclosure Package and the Prospectus under the heading “Capitalization.” With respect to each of the Subsidiaries, all the issued and outstanding shares of such Subsidiary’s capital stock have been duly authorized and validly issued, are fully paid and nonassessable, are owned directly by the Company or one of its Subsidiaries free and clear of any liens, claims or encumbrances. The authorized capital stock of the Company conforms and will conform in all material respects as to legal matters to the description thereof contained in the Registration Statement, the General Disclosure Package and the Prospectus.

(xiv)        The Notes have been duly authorized by the Company and, when duly executed, authenticated, issued and delivered as provided in the Indenture and paid for in the manner set forth in this Agreement, will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to or affecting enforcement of creditors’ rights generally, and general equitable principles relating to the availability of remedies, and will be entitled to the benefits of the Indenture.

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(xv)         The Indenture has been duly authorized by the Company and is duly qualified under the TIA and, when duly executed and delivered in accordance with its terms by each of the parties thereto, will constitute a valid and legally binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to or affecting enforcement of creditors’ rights generally, and general equitable principles relating to the availability of remedies, and will conform to the description thereof contained in each of the Registration Statement, the General Disclosure Package and the Prospectus.

(xvi)        The Notes and the Indenture will conform in all material respects to the respective statements relating thereto contained in the Registration Statement, the General Disclosure Package and the Prospectus and will be in substantially the respective forms filed or incorporated by reference, as the case may be, as exhibits to the Registration Statement.

(xvii)       The Company has the requisite corporate power and authority to enter into this Agreement, the Notes and the Indenture (collectively, the “Transaction Documents”) and to perform its obligations contemplated hereby and thereby. This Agreement has been duly authorized, executed and delivered by the Company and all action required to be taken by the Company for the due and proper authorization, execution and delivery of each of the Transaction Documents and the consummation of the transactions contemplated thereby has been, or, for the Transaction Documents other than this Agreement, will be prior to the Closing Date, duly and validly taken. This Agreement constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws of general application relating to or affecting the enforcement of creditors’ rights and the application of equitable principles relating to the availability of remedies, and subject to 12 U.S.C. § 1818(b)(6)(D) (or any successor statute) and similar bank regulatory powers and the application of principles of public policy, and except as rights to indemnity or contribution, including but not limited to, indemnification provisions set forth in Section 8 of this Agreement, may be limited by federal or state securities law or the public policy underlying such laws.

(xviii)     Any and all material swaps, caps, floors, futures, forward contracts, option agreements (other than stock options issued to the Company’s employees, directors, agents or consultants) and other derivative financial instruments, contracts or arrangements, whether entered into for the account of the Company or one of the Subsidiaries or for the account of a customer of the Company or one of the Subsidiaries, were entered into in the ordinary course of business and in accordance in all material respects with applicable laws, rules, regulations and policies of all applicable regulatory agencies and with counterparties believed by the Company to be financially responsible at the time. The Company and each of the Subsidiaries have duly performed in all material respects all of their obligations thereunder to the extent that such obligations to perform have accrued, and there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(xix)         KPMG LLP, who has certified and expressed its opinion with respect to certain of the consolidated financial statements of the Company, incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus, is an independent public accounting firm as required by the 1933 Act and the 1933 Act Regulations and by the rules of the Public Company Accounting Oversight Board and KPMG LLP is not in violation of the auditor independence requirements of the Sarbanes-Oxley Act of 2002 with respect to the Company.

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(xx)          The execution, delivery and performance by the Company of the Transaction Documents, the issuance and sale of the Notes by the Company, the compliance by the Company with all of the provisions of the Transaction Documents and the consummation of the transactions contemplated by the Transaction Documents (including, without limitation, the use of proceeds from the sale of the Notes as described in the Statutory Prospectus or the Prospectus under the caption “Use of Proceeds”), do not and will not (i) violate or conflict with any provision of the Certificate of Incorporation or the Amended and Restated Bylaws of the Company, each as amended through the date hereof, or the organizational documents of any Subsidiary and (ii) except as would not reasonably be expected to result in a Material Adverse Effect and will not materially and adversely affect the Company’s ability to consummate the transactions contemplated by this Agreement, will not (x) result in the creation of any lien, charge, security interest or encumbrance upon any assets of the Company or any Subsidiary pursuant to the terms or provisions of, and will not conflict with, result in the breach or violation of, or constitute, either by itself or upon notice or the passage of time or both, a default under, or give rise to the accelerated due date of any payment due under, any agreement, mortgage, deed of trust, lease, franchise, license, indenture, permit or other instrument to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or their respective properties may be bound or affected or (y) violate any statute or any authorization, judgment, decree, order, rule or regulation of any court or any regulatory body, administrative agency or other governmental agency or body applicable to the Company or any Subsidiary or any of their respective properties. All consents, approvals, licenses, qualifications, authorizations or other orders of any court, regulatory body, administrative agency or other governmental agency or body that are required for the execution and delivery of the Transaction Documents or the consummation of the transactions contemplated by the Transaction Documents, including the issuance, sale, authentication and delivery of the Notes, have been obtained, except such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the purchase and distribution of the Notes by the Underwriters.

(xxi)         No “nationally recognized statistical rating organization” (as defined in Rule 436(g)(2) under the 1933 Act) (i) has imposed (or has informed the Company that it is considering imposing) any condition (financial or otherwise) to retain any rating assigned to the Company or any of its Subsidiaries or to any securities of the Company or any of its Subsidiaries or (ii) has indicated to the Company that it is considering (A) the downgrading, suspension, or withdrawal of or any review (or of any potential or intended review) for a possible adverse change in, any rating so assigned (including, without limitation, the placing of any of the foregoing ratings on credit watch with negative or developing implications or under review with an uncertain direction) or (B) any adverse change in the outlook for any rating of the Company or any of its Subsidiaries or any securities of the Company or any of its Subsidiaries.

(xxii)        No person has the right to require the Company or any of its Subsidiaries to register any securities for sale under the 1933 Act by reason of the filing of the Registration Statement with the Commission or the issuance and sale of the Notes to be sold by the Company hereunder.

(xxiii)       Except as would not reasonably be expected to have a Material Adverse Effect, the material contracts to which the Company or any of its Subsidiaries is a party, have been duly and validly authorized, executed and delivered by the Company or its Subsidiaries, as the case may be, and constitute the legal, valid and binding agreements of the Company or its Subsidiaries, as the case may be, enforceable by and against it or its Subsidiaries, as the case may be, in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to enforcement of creditors’ rights generally, and general equitable principles relating to the availability of remedies, and subject to 12 U.S.C. § 1818(b)(6)(D) (or any successor statute) and similar bank regulatory powers and to the application of principles of public policy, and except as rights to indemnity or contribution may be limited by federal or state securities laws and the public policy underlying such laws.

(xxiv)      The deposit accounts of Provident Bank are insured by the Deposit Insurance Fund to the fullest extent permitted by the law and the rules and regulations of the FDIC and no proceeding for the revocation or termination of such deposit insurance has been instituted or is pending or, to the knowledge of the Company, is threatened.

(xxv)        Except as disclosed in each of the Registration Statement, the General Disclosure Package and the Prospectus, there are no legal or governmental actions, suits or proceedings pending or, to the Company’s knowledge, threatened against the Company or any Subsidiary before or by any court, regulatory body or administrative agency or any other governmental agency or body, domestic, or foreign, which actions, suits or proceedings, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; and no labor disturbance by the employees of the Company exists or, to the Company’s knowledge, is imminent, that would reasonably be expected to have a Material Adverse Effect.

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(xxvi)       Except as disclosed in each of the General Disclosure Package and the Prospectus, no Subsidiary of the Company is currently prohibited, directly or indirectly, under any order of the FDIC or the Federal Reserve (other than orders applicable to banks and their holding companies and their subsidiaries generally) or any other federal or state bank regulatory authorities with jurisdiction over any Subsidiary, under any applicable law, or under any agreement or other instrument to which it is a party or is subject, from paying any dividends to the Company, from making any other distribution on such Subsidiary’s capital stock, from repaying to the Company any loans or advances to such Subsidiary from the Company or from transferring any of such Subsidiary’s properties or assets to the Company or any other Subsidiary of the Company.

(xxvii)     The Company and each Subsidiary has good and marketable title in fee simple (in the case of real property) to, or have valid and marketable rights to lease or otherwise use, all items of real and personal property and assets that are material to the business of the Company and its Subsidiaries, in each case free and clear of all liens, mortgages, pledges, or encumbrances of any kind except (i) those that do not materially interfere with the use made and proposed to be made of such property by the Company and its Subsidiaries, or (ii) those that would not reasonably be expected to have a Material Adverse Effect. Any real property and buildings held under lease or sublease by the Company or any of its Subsidiaries are held under valid, subsisting and enforceable leases. Neither the Company nor any Subsidiary has any notice of any claim that has been asserted by anyone adverse to the rights of the Company or any of its Subsidiaries under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Company or any Subsidiary thereof to the continued possession of the leased or subleased premises under any such lease or sublease, except claims that would not be reasonably expected to have a Material Adverse Effect.

(xxviii)    Except as disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, neither the Company nor any of its Subsidiaries is a party to a letter of intent, accepted term sheet or similar instrument or any binding agreement that contemplates an acquisition, disposition, transfer or sale of the assets (as a going concern) or capital stock of the Company or of any Subsidiary or business unit or any similar business combination transaction which would be material to the Company and its Subsidiaries taken as a whole.

(xxix)       Except as disclosed in each of the General Disclosure Package and the Prospectus, since December 31, 2025, (i) the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course, consistent with prior practice, (ii) except for publicly disclosed ordinary cash dividends on its common stock, par value $0.01 per share (the “Common Stock”), the Company has not made or declared any distribution in cash or in kind to its shareholders, (iii) neither the Company nor any of its Subsidiaries has issued any capital stock or securities issuable into capital stock except for securities issued pursuant to the Company’s existing shareholder-approved equity incentive plans, (iv) neither the Company nor its Subsidiaries has incurred any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) which are not fully reflected or reserved against in the financial statements described in Section 1(a)(xliii), except for liabilities that have arisen since such date in the ordinary and usual course of business and consistent with past practice and that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect and (v) no event or events have occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. As used in this paragraph, references to the General Disclosure Package and the Prospectus exclude any amendments or supplements thereto subsequent to the date of this Agreement.

(xxx)        The Company owns, is licensed or otherwise possesses adequate rights to use, all patents, patent rights, inventions, know-how (including trade secrets and other unpatented or unpatentable or confidential information, systems, or procedures), trademarks, service marks, trade names, copyrights and other intellectual property rights (collectively, the “Intellectual Property”) necessary for the conduct of its business as it is currently conducted and as described in each of the General Disclosure Package and the Prospectus, except as would not reasonably be expected to have a Material Adverse Effect. No claims have been asserted against the Company by any person with respect to the use of any such Intellectual Property or challenging or questioning the validity or effectiveness of any such Intellectual Property except as would not reasonably be expected to have a Material Adverse Effect.

(xxxi)       Except as described in the General Disclosure Package and the Prospectus, neither the Company nor any of its Subsidiaries is (a) in violation of its charter, bylaws or other organizational documents, as applicable; (b) is in default under, and no event has occurred which, with notice or lapse of time or both, would constitute such a default or result in the creation or imposition of any lien, charge, or encumbrance upon any property or assets of the Company or any of its Subsidiaries pursuant to, any agreement, mortgage, deed of trust, lease, franchise, license, indenture or permit; or (c) in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except in the case of clauses (b) and (c) above, as would not reasonably be expected to have a Material Adverse Effect.

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(xxxii)      The Company and its Subsidiaries are in compliance with Environmental Laws and Regulations, except where failure to be so in compliance would not be reasonably expected to have a Material Adverse Effect. “Environmental Laws and Regulations” shall mean any applicable federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment or natural resources, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products, asbestos-containing materials or mold (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials. Neither the Company nor its Subsidiaries has received notice of any actual or potential liability under or relating to, or actual or potential violation of, any Environmental Laws, including for the investigation or remediation of any release or threat of release of Hazardous Materials.

(xxxiii)     Except as described in the General Disclosure Package and the Prospectus, neither the Company nor any of its Subsidiaries is subject or is party to, or has received any notice or advice that any of them may become subject or party to any investigation with respect to, any corrective, suspension or cease-and-desist order, agreement, consent agreement, memorandum of understanding or other regulatory enforcement action, proceeding or order with or by, or is a party to any commitment letter or similar undertaking to, or is subject to any directive by, or has been a recipient of any supervisory letter (including, without limitation, any notification from the Federal Reserve of a proposal to increase the minimum capital requirements of the Company or any of its Subsidiaries, pursuant to the Federal Reserve’s authority under 12 U.S.C. 3907(a)(2)) from, or has adopted any board resolutions at the request of, any agency that currently relates to or restricts in any material respect the conduct of their business or that in any manner relates to their capital adequacy, credit policies or management (each, a “Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised by any agency that it is considering issuing or requesting any such Regulatory Agreement. Provident Bank is an insured depository institution and has received a Community Reinvestment Act rating of “Satisfactory” or better. There is no unresolved violation, criticism or exception by any agency with respect to any report or statement relating to any examinations of the Company or any of its subsidiaries which, in the reasonable judgment of the Company, is expected to result in a Material Adverse Effect. The application of the proceeds received by the Company from the issuance, sale and delivery of the Notes as described in the General Disclosure Package, and the Prospectus, will not violate Regulation T, U or X of the Federal Reserve or any other regulation of the Federal Reserve.

(xxxiv)     Neither the Company nor any of its Subsidiaries has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1).

(xxxv)      Except as disclosed in the General Disclosure Package, the Company and each Subsidiary has filed on a timely basis (giving effect to extensions) all required federal, state and foreign income and franchise tax returns (except in any case in which the failure to so file would not be reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect) and has paid or accrued all taxes shown as due thereon to the extent that such taxes have become due and are not being contested in good faith or would not be reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect, and the Company does not have knowledge of any tax deficiency that has been or might be asserted or threatened against it or any Subsidiary, in each case, that would reasonably be expected to have a Material Adverse Effect. All material tax liabilities accrued through the date hereof have been adequately provided for on the books of the Company. There is no tax lien, whether imposed by any federal, state or other taxing authority, outstanding against the assets of the Company or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect.

(xxxvi)     Neither the Company nor Provident Bank is required and, after giving effect to the offering and sale of the Notes and the application of the proceeds thereof as described in the General Disclosure Package or the Prospectus, will be required to register as an “investment company,” under the Investment Company Act of 1940, as amended.

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(xxxvii)   The Company and each of its Subsidiaries maintain insurance underwritten by insurers of recognized financial responsibility, of the types and in the amounts that the Company reasonably believes is adequate to protect its business on a consolidated basis, including, but not limited to, insurance covering real and personal property owned or leased by the Company or any of its Subsidiaries, operations, personnel and businesses, all of which insurance is in full force and effect. There are no claims by the Company or any Subsidiary under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause which would reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary has received notice from any insurance carrier that such insurance will be canceled or that coverage thereunder will be reduced or eliminated, and there are presently no material claims pending under policies of such insurance and no notices have been given by the Company or any Subsidiary under such policies.

(xxxviii)  Neither the Company nor to the knowledge of the Company, any affiliate of the Company nor, to the knowledge of the Company, any person acting on their behalf, has taken, nor will the Company or any affiliate or any person acting on their behalf take, directly or indirectly, any action which is designed to or which has constituted or which would be expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Notes.

(xxxix)     The statistical, industrial and market-related data contained or incorporated by reference in the Prospectus or the General Disclosure Package is based on or derived from sources which the Company believes are reliable and accurate in all material respects and are presented on a reasonable basis in all material respects. Each “forward-looking statement” (within the meaning of Section 27A of the 1933 Act or Section 21E of the 1934 Act) contained or incorporated by reference in the Prospectus or the General Disclosure Package has been made or reaffirmed with a reasonable basis and in good faith.

(xl)           No transaction has occurred or relationship, direct or indirect, exists between or among the Company or any Subsidiary, on the one hand, and its officers, directors or shareholders, customers or suppliers, on the other hand, that is required by the 1933 Act, the 1933 Act Regulations, the 1934 Act or the 1934 Act Regulations to have been described in the Registration Statement, the General Disclosure Package or the Prospectus or any documents incorporated or deemed to be incorporated by reference therein and that is not so described as required.

(xli)         There is no transaction, arrangement or other relationship between the Company or any of its Subsidiaries and an unconsolidated or other off-balance sheet entity that is required to be disclosed by the Company in its 1934 Act filings and is not so disclosed or that otherwise would reasonably be expected to have a Material Adverse Effect.

(xlii)        The Company and each Subsidiary has all franchises, licenses, permits, certificates and other authorizations from such federal, state or local government or governmental agency, department or body that are currently necessary to own, lease and operate their respective properties and currently necessary for the operation of their respective businesses, except where the failure to possess currently such franchises, licenses, permits, certificates and other authorizations is not reasonably expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary has received any written notice of proceedings relating to the revocation or modification of any such franchise, license, permit, certificate or other authorizations that, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a Material Adverse Effect.

(xliii)       The audited consolidated financial statements and related notes and supporting schedules of the Company and the Subsidiaries incorporated by reference into the Registration Statement, the General Disclosure Package and the Prospectus (collectively, the “Company Financial Statements”) present fairly, in all material respects, the financial position, results of operations, stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries, as of the respective dates and for the respective periods to which they apply and have been prepared in accordance with generally accepted accounting principles of the United States, applied on a consistent basis throughout the periods involved and the requirements of Regulation S-X. The financial data set forth under the caption “Capitalization” in the General Disclosure Package and the Prospectus has been prepared on a basis consistent with that of the Company Financial Statements. The unaudited as adjusted financial information and related notes and supporting schedules of the Company and the Subsidiaries contained in the Registration Statement, the General Disclosure Package and the Prospectus have been prepared in accordance with the requirements of Regulation S-X in all material respects and have been properly presented on the basis described therein, and give effect to assumptions used in the preparation thereof that are on a reasonable basis and in good faith and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein. The pro forma financial information and related notes thereto included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus (i) present fairly in all material respects the information shown therein, (ii) have been prepared in accordance with and comply as to form with Article 11 of Regulation S-X in all material respects with respect to pro forma financial statements and (iii) have been properly presented on the bases described therein; the assumptions underlying such pro forma financial information included in the Registration Statement, the General Disclosure Package and the Prospectus are a reasonable basis for presenting the effects attributable to the transactions and circumstances referred to therein and the adjustments used therein are appropriate to give effect to the transactions or circumstances referred to therein. No other financial statements or supporting schedules are required to be included in the Registration Statement, the General Disclosure Package and the Prospectus. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines thereto. To the extent applicable, all disclosures contained in the Registration Statement, the General Disclosure Package or the Prospectus regarding “non-GAAP financial measures” (as such term is defined by the Commission’s rules and regulations) comply in all material respects with Regulation G of the 1934 Act and Item 10 of Regulation S-K under the 1934 Act, as applicable.

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(xliv)       The Company is in compliance in all material respects with the requirements of the New York Stock Exchange (the “NYSE”) for continued listing of its Common Stock thereon. The Company has taken no action designed to, or likely to have the effect of, terminating the registration of its Common Stock under the 1934 Act or the listing of its Common Stock on the NYSE, nor has the Company received any notification that the Commission or the NYSE is contemplating terminating such registration or listing. The transactions contemplated by this Agreement will not contravene the rules and regulations of the NYSE. The Company will comply in all material respects with all requirements of the NYSE with respect to the issuance of the Notes.

(xlv)        The Company maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the 1934 Act) that have been designed by, or under the supervision of, its principal executive and financial officer, to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the 1934 Act) that are designed to ensure that material information relating to the Company is made known to the Company’s principal executive officer and the Company’s principal financial officer or persons performing similar functions. The Company has not become aware of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company is otherwise in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002, as amended and the rules and regulations promulgated thereunder.

(xlvi)       The Registration Statement is not the subject of a pending proceeding or examination under Section 8(d) or 8(e) of the 1933 Act, and the Company is not the subject of a pending proceeding under Section 8A of the 1933 Act in connection with the offering of the Notes.

(xlvii)       Neither the Company, nor any Subsidiary, nor, to the knowledge of the Company, any director, officer, agent, employee or other person acting on behalf of the Company or any Subsidiary has, in the course of its actions for, or on behalf of, the Company (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) or any law, rule or regulation promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed December 17, 1997 (the “Convention”); or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee. The Company has instituted and maintains procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with the Convention, the FCPA and similar laws, rules and regulations based on the business of the Company as conducted on the date hereof.

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(xlviii)       The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, Title 18 U.S. Code section 1956 and 1957, the Patriot Act and the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened. Each of the Company and its Subsidiaries has instituted and maintains policies and procedures designed to ensure continued compliance with the Money Laundering Laws.

(xlix)          None of the Company, any Subsidiary or, to the knowledge of the Company, any director, officer, agent, employee or other person acting on behalf of the Company or any of its Subsidiaries is (A) an individual or entity currently subject to or, to the Company’s knowledge, a target of any U.S. sanctions administered or enforced by the United States Government, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”) or (B) located, organized or resident in a country or territory that is subject of Sanctions, including, without limitation, Russia, the Crimea Region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Cuba, Iran and North Korea (each, a “Sanctioned Country”). The Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other person or entity (i) to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject or target of Sanctions, (ii) to fund or facilitate any activities of or business in any Sanctioned Country or (iii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.

(l)            Except as described in the Registration Statement, the General Disclosure Package and the Prospectus, the Company has not sold, issued or distributed any debt securities during the six-month period preceding the date hereof.

(li)           Other than as contemplated by this Agreement, there is no broker, finder or other party that is entitled to receive from the Company or any Subsidiary any brokerage or finder’s fee or any other fee, commission or payment as a result of the transactions contemplated by this Agreement.

(lii)          The Company is in compliance in all material respects with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (herein called “ERISA”); no “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which the Company would have any liability that would reasonably be expected to result in a Material Adverse Effect; the Company has not incurred and does not expect to incur any material liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan”; or (ii) Sections 412 or 4971 of the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (the “Code”), in each case, except as would not reasonably be expected to result in a Material Adverse Effect; and each “Pension Plan” for which the Company would have liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.

(liii)         There has been no storage, disposal, generation, manufacture, transportation, handling or treatment of toxic wastes, hazardous wastes or hazardous substances by the Company or any Subsidiary (or, to the knowledge of the Company, any of their predecessors in interest for whose acts or omissions the Company or its Subsidiaries is or could reasonably be expected to be liable) at, upon or from any of the property now or previously owned or leased by the Company or any Subsidiary in violation of any Environmental Laws and Regulations or order, judgment, decree or permit or that would require remedial action under any applicable law, ordinance, rule, regulation, order, judgment, decree or permit; there has been no material spill, discharge, leak, emission, injection, escape, dumping or release of any kind into such property or into the environment surrounding such property of any toxic wastes, medical wastes, solid wastes, hazardous wastes or hazardous substances due to or caused by the Company or any Subsidiary or with respect to which the Company or any Subsidiary have knowledge; in each of the foregoing cases, except as would not reasonably be expected to have a Material Adverse Effect. As used in this Section 1(a)(liii), the terms “hazardous wastes”, “toxic wastes”, “hazardous substances”, and “medical wastes” shall have the meanings specified in any applicable local, state, federal and foreign laws or regulations with respect to environmental protection.

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(liv)         (i) The Company is not aware of any security breach or other compromise relating to the Company’s or its Subsidiaries’ information technology and computer systems, networks, hardware, software, data and databases (including the data and information of their respective customers, employees, suppliers, vendors and any third party data maintained by or on behalf of them), equipment or technology (collectively, “IT Systems and Data”), except for those that have been remedied without material cost or liability; (ii) neither the Company nor any of its Subsidiaries have been notified of, and have no knowledge of, any event or condition that would reasonably be expected to result in any material security breach or other compromise to their IT Systems and Data; and (iii) the Company and its Subsidiaries have implemented appropriate controls, policies, procedures and technological safeguards to maintain and protect the integrity, continuous operation, redundancy and security of their respective IT Systems and Data reasonably consistent with industry standards and practices, or as required by applicable regulatory standards. The Company and its Subsidiaries are presently in material compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court, arbitrator or governmental or regulatory authority and internal policies relating to the privacy and security of IT Systems and Data and to the reasonable protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification.

2.             (a)           Subject to the terms and conditions herein set forth, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, the respective principal amount of the Notes set forth opposite each Underwriter’s name in Schedule I hereto at a purchase price equal to 98.875% of the principal amount thereof plus accrued interest, if any, from August 20, 2026, to the Closing Date.

(b)           The Company understands that the Underwriters intend to make a public offering of the Notes as soon after the effectiveness of this Agreement as in the judgment of the Representatives is advisable. The Company acknowledges and agrees that the Underwriters may offer and sell the Notes to or through any affiliate of an Underwriter and that any such affiliate may offer and sell the Notes purchased by it to or through any Underwriter.

(c)           It is understood that each Underwriter has authorized the Representatives, for such Underwriter’s account, to accept delivery of, receipt for, and make payment of the purchase price for the Notes which such Underwriter has agreed to purchase. Piper Sandler and KBW, individually and not as a representative of the Underwriters, may (but shall not be obligated to) make payment of the purchase price for the Notes to be purchased by any Underwriter whose funds have not been received by the Representatives by the Time of Delivery (as defined below) but such payment shall not relieve such Underwriter from its obligations hereunder.

3.             Upon the authorization by the Representatives of the release of the Notes, the several Underwriters propose to offer the Notes for sale upon the terms and conditions set forth in the Prospectus.

4.             (a) Payment for the Notes shall be made by wire transfer of immediately available funds to the account(s) specified by the Company to the Representatives against delivery to the nominee of The Depository Trust Company (“DTC”), for the account of each Underwriter, of one or more global notes representing the Notes (collectively, the “Global Notes”), with any transfer or other taxes payable in connection with the sale of the Notes duly paid by the Company. The Company will cause the Global Notes to be made available for checking at least twenty-four (24) hours prior to the Time of Delivery with respect thereto. The time and date of such delivery and payment shall be 9:00 a.m. New York City Time, on August 24, 2026 (the “Closing Date”) or such other time and date as the Representatives and the Company may agree upon in writing. Such time and date for delivery of the Notes is herein called the “Time of Delivery.”

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(b)          The documents to be delivered at the Time of Delivery by or on behalf of the parties hereto pursuant to Section 7 hereof, including the cross receipt for the Notes and any additional documents requested by the Representatives pursuant to Section 7(j) hereof, will be delivered at the offices of Alston & Bird LLP at 1201 West Peachtree Street, Suite 4900, Atlanta, Georgia 30309, or at such other place as shall be agreed upon by the Underwriters and the Company, including by electronic exchange of documents. As used herein, “New York Business Day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York are generally authorized or obligated by law or executive order to close.

5.             The Company covenants with each of the Underwriters:

(a)           To prepare the Prospectus in a form approved by the Representatives and to file such Prospectus pursuant to Rule 424(b) under the 1933 Act (without reliance on Rule 424(b)(8)) not later than the Commission’s close of business on the second business day following the execution and delivery of this Agreement, or, if applicable, such earlier time as may be required by Rule 430B under the 1933 Act; to make no further amendment or any supplement to the Registration Statement or Prospectus without the prior written consent of the Representatives, which consent shall not be unreasonably withheld, conditioned or delayed, promptly after reasonable notice thereof; to advise the Representatives, promptly after it receives notice thereof, of the time when any amendment to the Registration Statement or any Rule 462(b) Registration Statement has been filed or becomes effective or any supplement to the Prospectus or any amended Prospectus has been filed and to furnish the Representatives with copies thereof; to advise the Representatives, promptly after it receives notice thereof, of the issuance by the Commission of any stop order or of any order preventing or suspending the use of any preliminary prospectus, Issuer-Represented Free Writing Prospectus or Prospectus, of the suspension of the qualification of the Notes for offering or sale in any jurisdiction, of the initiation or threatening of any proceeding for any such purpose, or of any request by the Commission for the amending or supplementing of the Registration Statement, any preliminary prospectus, any Issuer-Represented Free Writing Prospectus or Prospectus (in each case, including any document incorporated or deemed to be incorporated by reference therein) or for additional information; and in the event of the issuance of any stop order or of any order preventing or suspending the use of any preliminary prospectus, Issuer-Represented Free Writing Prospectus or Prospectus or suspending any such qualification, promptly to use its best efforts to obtain the withdrawal of such order.

(b)           If at any time following issuance of an Issuer-Represented Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer-Represented Free Writing Prospectus conflicted or would conflict with the information contained in the Registration Statement, the General Disclosure Package or the Prospectus or included or would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances prevailing at that subsequent time, not misleading, the Company will notify promptly the Representatives so that any use of such Issuer-Represented Free Writing Prospectus may cease until it is amended or supplemented and the Company will promptly amend or supplement such Issuer-Represented Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.

(c)            The Company represents and agrees that, unless it obtains the prior written consent of the Representatives, which consent shall not be unreasonably withheld, conditioned or delayed, and each Underwriter represents and agrees that, unless it obtains the prior written consent of each of the Company and the Representatives, which consent shall not be unreasonably withheld, conditioned or delayed, it has not made and will not make any offer relating to the Notes that would constitute an “issuer free writing prospectus,” as defined in Rule 433 under the 1933 Act, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission. Any such free writing prospectus consented to by the Company and the Representatives is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company represents that it has treated and agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply with the requirements of Rule 433 applicable to any Permitted Free Writing Prospectus, including timely filing with the Commission where required, legending and record keeping. The Company represents that it has satisfied the conditions in Rule 433 to avoid a requirement to file with the Commission any electronic road show. The Company consents to the use by the Underwriters of an Issuer-Represented Free Writing Prospectus that contains information describing the preliminary terms of the Notes or is the Final Term Sheet, each of which is a Permitted Free Writing Prospectus.

(d)           Promptly from time to time to take such action as the Representatives may reasonably request to qualify the Notes for offering and sale under the securities laws of such jurisdictions as the Representatives may request and to comply with such laws so as to permit the continuance of sales and dealings therein in such jurisdictions for as long as may be necessary to complete the distribution of the Notes, provided that in connection therewith the Company shall not be required to qualify as a foreign corporation or as a dealer in securities or to file a general consent to service of process in any jurisdiction or to take any action in which it would be subject to taxation as a foreign corporation.

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(e)           Prior to 10:00 a.m., New York City time, on the New York Business Day next succeeding the date of this Agreement and from time to time, to furnish the Underwriters with copies of the Prospectus in New York City in such quantities as the Representatives may from time to time reasonably request, and, if the delivery of a prospectus is required at any time prior to the expiration of nine months after the time of issue of the Prospectus in connection with the offering or sale of the Notes and if at such time any event shall have occurred as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Prospectus is delivered, not misleading, or, if for any other reason it shall be necessary during such period to amend or supplement the Prospectus in order to comply with the 1933 Act or the 1933 Act Regulations, to notify the Representatives and upon its request to prepare and furnish without charge to the Underwriters and to any dealer in securities as many copies as the Representatives may from time to time reasonably request of an amended Prospectus or a supplement to the Prospectus which will correct such statement or omission or effect such compliance, and in case any Underwriter is required to deliver a prospectus in connection with sales of any of the Notes at any time nine months or more after the time of issue of the Prospectus, upon its request, to prepare and deliver to such Underwriter as many copies as the Representatives may request of an amended or supplemented Prospectus complying with Section 10(a)(3) of the 1933 Act.

(f)            To make generally available to its security holders as soon as practicable an earnings statement that satisfies the provisions of Section 11(a) of the 1933 Act and Rule 158 of the Commission promulgated thereunder covering a period of at least twelve months beginning with the first fiscal quarter of the Company occurring after the effective date of the Registration Statement. From the date of this Agreement and continuing through and including the date that is the New York Business Day following the Closing Date, the Company will not, and will not permit any Subsidiary to, without the prior written consent of the Representatives, offer, sell, contract to sell or otherwise dispose of any debt securities issued or guaranteed by the Company or any of its Subsidiaries.

(g)           To comply with the letter of representation of the Company to DTC relating to the approval of the Notes by DTC for “book-entry” transfer.

(h)           For so long as any amounts under the Notes remain outstanding, to furnish to its shareholders, as soon as practicable after the end of each fiscal year, an annual report (including a balance sheet and statements of income, shareholders’ equity and cash flows of the Company and its consolidated subsidiaries certified by an independent registered public accounting firm) and, as soon as practicable after the end of each of the first three quarters of each fiscal year, to furnish to its shareholders consolidated summary financial information of the Company and its subsidiaries for such quarter in reasonable detail. For purposes of this paragraph, documents shall be deemed furnished to the Company’s shareholders if filed on EDGAR.

(i)            During a period of three years from the date of this Agreement, to furnish to the Representatives or provide on EDGAR copies of all reports or other communications (financial or other) furnished to shareholders, and to deliver to the Representatives (i) as soon as they are available, copies of any reports and financial statements furnished to or filed with the Commission or any national securities exchange on which any class of securities of the Company is listed and (ii) such additional information concerning the business and financial condition of the Company as the Representatives may from time to time reasonably request (such financial statements to be on a consolidated basis to the extent the accounts of the Company and its subsidiaries are consolidated in reports furnished to its shareholders generally or to the Commission). For purposes of this paragraph, documents shall be deemed furnished to the Underwriters if filed on EDGAR.

(j)            To use the net proceeds received by it from the sale of the Notes pursuant to this Agreement in the manner specified in each of the General Disclosure Package and the Prospectus under the caption “Use of Proceeds.”

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(k)           If the Company elects to rely on Rule 462(b), the Company shall file a Rule 462(b) Registration Statement with the Commission in compliance with Rule 462(b) by 10:00 p.m., Washington, D.C. time, on the date of this Agreement, and the Company shall at the time of filing either pay to the Commission the filing fee for the Rule 462(b) Registration Statement or give irrevocable instructions for the payment of such fee pursuant to Rule 111(b) under the 1933 Act.

(l)           The Company will, pursuant to reasonable procedures developed in good faith, retain copies of each Issuer-Represented Free Writing Prospectus that is not filed with the Commission in accordance with Rule 433 under the 1933 Act.

6.             The Company covenants and agrees with the Underwriters that the Company will pay or cause to be paid the following:

(a)           (i) the fees, disbursements and expenses of the Company’s counsel and accountants in connection with the registration of the Notes under the 1933 Act and all other expenses in connection with the preparation, printing and filing of the Registration Statement, any preliminary prospectus, any Permitted Free Writing Prospectus and the Prospectus and amendments and supplements thereto and the mailing and delivering of copies thereof to the Underwriters and dealers; (ii) the cost of printing or producing any agreement among Underwriters, this Agreement, any Blue Sky memorandum and any other documents in connection with the offering, purchase, sale and delivery of the Notes; (iii) the filing fees incident to, and the fees and disbursements of counsel for the Underwriters in connection with, securing any required review by FINRA of the terms of the sale of the Notes; (iv) the cost and charges of any transfer agent or registrar; (v) the fees and expenses of the Trustee and any paying agent (including reasonable related fees and disbursements of any counsel to such parties); (vi) all expenses incurred by the Company in connection with any “road show” to potential investors; (vii) all reasonable fees and expenses incurred by the Underwriters in connection with their services to be rendered hereunder including, without limitation, road show or investor presentation expenses, word processing charges, the costs of printing or producing any investor presentation materials, messenger and duplicating service expenses, facsimile expenses and other customary expenditures (including the reasonable fees and expenses of counsel to the Underwriters); and (viii) all other reasonable costs and expenses incident to the performance of its obligations hereunder which are not otherwise specifically provided for in this Section. Notwithstanding the foregoing, the Company’s obligation to disburse fees and expenses to the Underwriters pursuant to this Section 6(a), in the aggregate, shall not exceed $225,000.

(b)           If this Agreement is terminated by the Representatives in accordance with the provisions of Section 9 hereof, the Company shall reimburse the Underwriters for all of their out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Underwriters, which total shall not exceed $225,000.

7.             The obligations of the Underwriters hereunder, as to the Notes to be delivered at the Time of Delivery, shall be subject, in their discretion, to the condition that all representations and warranties and other statements of the Company herein are, at and as of the Time of Delivery, true and correct, the condition that the Company shall have performed all of its obligations hereunder theretofore to be performed, and the following additional conditions:

(a)           The Prospectus containing the Rule 430B Information shall have been filed with the Commission pursuant to Rule 424(b) in the manner and within the time period required by Rule 424(b) (without reliance on Rule 424(d)(8)) and in accordance with Section 5(a) hereof, the Final Term Sheet and any other material required to be filed by the Company pursuant to Rule 433(d) under the 1933 Act shall have been filed with the Commission within the applicable time periods prescribed for such filings by Rule 433; if the Company has elected to rely upon Rule 462(b), the Rule 462(b) Registration Statement shall have become effective by 10:00 p.m., Washington, D.C. time, on the date of this Agreement; no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or, to the knowledge of the Company, threatened by the Commission; and all requests for additional information on the part of the Commission shall have been complied with to the reasonable satisfaction of the Representatives; and, to the extent applicable, FINRA shall have raised no objection to the fairness and reasonableness of the underwriting terms and arrangements.

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(b)          Alston & Bird LLP, counsel for the Underwriters, shall have furnished to the Representatives such written opinion or opinions, dated as of the Time of Delivery, with respect to matters as the Representatives may reasonably request, and such counsel shall have received such papers and information as they may reasonably request to enable them to pass upon such matters.

(c)           Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Company, shall have furnished to the Representatives such counsel’s written opinion, dated as of the Time of Delivery, in form and substance reasonably satisfactory to the Representatives.

(d)           (i) At the time of execution of this Agreement, KPMG LLP shall have furnished to the Representatives a letter, dated the date of this Agreement, in form and substance satisfactory to the Representatives, containing statements and information of the type ordinarily included in accountants “comfort letters” to underwriters with respect to the financial statements and certain financial information of the Company included or incorporated by reference in the Registration Statement, the preliminary prospectus supplement dated August 20, 2026 (the “Preliminary Prospectus Supplement”) and the Prospectus and (ii) at the effective date of any post-effective amendment to the Registration Statement after the date of this Agreement and at the Time of Delivery, KPMG LLP shall have furnished to the Representatives a letter, dated as of such effective date or the Time of Delivery, as the case may be, in form and substance reasonably satisfactory to the Representatives, to the effect that they reaffirm the statements made in the letter referred to in Section 7(d)(i) above furnished at the time of execution of this Agreement, except that the specified date referred to therein shall be a date not more than three business days prior to such effective date or Time of Delivery, as the case may be.

(e)           At the time of the execution of this Agreement, the Underwriters shall have received a certificate executed by the Chief Financial Officer of the Company, in form and substance reasonably satisfactory to the Representatives.

(f)           On the Closing Date, the Underwriters shall have received a certificate executed by the Chief Financial Officer of the Company, in form and substance reasonably satisfactory to the Representatives.

(g)          (i) Neither the Company nor any of its Subsidiaries shall have sustained since the date of the latest audited financial statements of the Company included in each of the General Disclosure Package and the Prospectus any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in each of the General Disclosure Package and the Prospectus, and (ii) since the respective dates as of which information is given in each of the General Disclosure Package and the Prospectus there shall not have been any change in the capital stock or long-term debt of the Company or any of its Subsidiaries or any change, or any development involving a prospective change, in or affecting the general affairs, management, financial position, shareholders’ equity or results of operations of the Company and its Subsidiaries, otherwise than as set forth or contemplated in each of the General Disclosure Package and the Prospectus, the effect of which, in any such case described in clause (i) or (ii), is in the judgment of the Representatives so material and adverse as to make it impracticable or inadvisable to proceed with the public offering or the delivery of the Notes being delivered at the Time of Delivery on the terms and in the manner contemplated in each of the General Disclosure Package and the Prospectus. As used in this paragraph, references to the General Disclosure Package and the Prospectus exclude any amendments or supplements thereto subsequent to the date of this Agreement.

(h)          On or after the date hereof (i) no downgrading shall have occurred in the rating accorded to the Company’s debt securities by any “nationally recognized statistical rating organization,” as that term is defined by the Commission for purposes of Rule 436(g)(2) under the 1933 Act, and (ii) no such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of the Company’s debt securities.

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(i)            On or after the date hereof there shall not have occurred any of the following: (i) a suspension or material limitation in trading in securities generally on the NYSE, the NYSE American or any setting of minimum or maximum prices for trading on such exchange; (ii) a suspension or material limitation in trading of any securities of the Company on any exchange or in the over-the-counter market; (iii) a general moratorium on commercial banking activities declared by either federal or New York state authorities; (iv) any major disruption of settlements of securities, payment, or clearance services in the United States or any other country where such securities are listed; or (v) the outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war or a material adverse change in general economic, political or financial conditions, or currency exchange rates or exchange controls, including, without limitation, as a result of terrorist activities after the date hereof (or the effect of international conditions on the financial markets in the United States shall be such), or any other calamity or crisis, if the effect of any such event specified in this clause (v) in the judgment of the Representatives makes it impracticable or inadvisable to proceed with the public offering or the delivery of the Notes being delivered at the Time of Delivery on the terms and in the manner contemplated in either the General Disclosure Package or the Prospectus or to enforce contracts for the sale of the Notes.

(j)            At the Time of Delivery, the Global Note shall be eligible for clearance, settlement and trading in book-entry-only form through the facilities of DTC.

(k)           The Company shall have complied with the provisions of Section 5(e) hereof with respect to the furnishing of prospectuses on the New York Business Day next succeeding the date of this Agreement.

(l)            The Company shall have furnished or caused to be furnished to the Representatives at the Time of Delivery certificates of officer(s) of the Company satisfactory to the Representatives to the effect that (i) the representations and warranties in Section 1 hereof are true and correct with the same force and effect as though expressly made at and as of the Time of Delivery, (ii) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Time of Delivery, (iii) no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or are to their knowledge contemplated or threatened by the Commission, and no event of default under the Indenture or default with notice and/or lapse of time that would be an event of default in respect of the Notes has occurred and is continuing, and as to such other matters as the Representatives may reasonably request. Any certificate signed by any officer of the Company and delivered to the Underwriters or counsel for the Underwriters in connection with the sale of the Notes contemplated hereby shall be deemed a representation and warranty by the Company to the Underwriters and shall be deemed to be a part of Section 1 and incorporated therein by reference.

8.             (a)           The Company agrees to indemnify and hold harmless each Underwriter against any losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus, the Registration Statement, the General Disclosure Package, the Prospectus or any individual Issuer-Represented Limited-Use Free Writing Prospectus, when considered together with the General Disclosure Package, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, and will reimburse each such indemnified party for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such action or claim as such expenses are incurred; provided, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any preliminary prospectus, the Registration Statement, the General Disclosure Package, the Prospectus or any individual Issuer-Represented Limited-Use Free Writing Prospectus, when considered together with the General Disclosure Package, or any such amendment or supplement in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives expressly for use therein, provided that the Company and the Underwriters hereby acknowledge and agree that the only information that the Underwriters have furnished to the Company specifically for inclusion in any preliminary prospectus, the Registration Statement, the General Disclosure Package, the Prospectus or any individual Issuer-Represented Limited-Use Free Writing Prospectus, or any amendment or supplement thereto, are (i) the discount figure appearing in the Prospectus in the fifth paragraph in the section entitled “Underwriting” and (ii) the two paragraphs appearing in the Prospectus under the heading “Stabilization” in the section entitled “Underwriting” relating to stabilization transactions, over-allotment transactions, syndicate covering transactions and, if applicable, penalty bids in which the Underwriters may engage (collectively, the “Underwriters’ Information”).

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(b)           Each Underwriter, severally and not jointly, agrees to indemnify and hold harmless the Company against any losses, claims, damages or liabilities to which the Company may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus, the Registration Statement, the General Disclosure Package, the Prospectus, or any individual Issuer-Represented Limited-Use Free Writing Prospectus, when considered together with the General Disclosure Package, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in such preliminary prospectus, the Registration Statement, the General Disclosure Package, the Prospectus or such individual Issuer-Represented Limited-Use Free Writing Prospectus, when considered together with the General Disclosure Package, or any such amendment or supplement, in reliance upon and in conformity with the Underwriters’ Information; and will reimburse the Company for any legal or other expenses reasonably incurred by the Company in connection with investigating or defending any such action or claim as such expenses are incurred.

(c)           Promptly after receipt by an indemnified party under subsection (a) or (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under such subsection. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.

(d)           If the indemnification provided for in this Section 8 is unavailable to or insufficient to hold harmless an indemnified party under subsection (a) or (b) above in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other from the offering of the Notes. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or if the indemnified party failed to give promptly the notice required under subsection (c) above, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company, on the one hand, and the Underwriters, on the other, in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Company, on the one hand, and the Underwriters, on the other, shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total underwriting discounts and commissions received by the Underwriters, in each case as set forth in the table on the cover page of the Prospectus. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or the Underwriters on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Underwriters agree that it would not be just and equitable if contributions pursuant to this subsection (d) were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this subsection (d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this subsection (d), no Underwriter shall be required to contribute any amount in excess of the amount which such Underwriter received in underwriting discounts and commissions pursuant to this Agreement has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations in this subsection (d) to contribute are several in proportion to their respective underwriting obligations and not joint.

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(e)           The obligations of the Company under this Section 8 shall be in addition to any liability which the Company may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls (within the meaning of the 1933 Act) any Underwriter, or any of the respective partners, directors, officers and employees of any Underwriter or any such controlling person; and the several obligations of the Underwriters under this Section 8 shall be in addition to any liability which the respective Underwriters may otherwise have and shall extend, upon the same terms and conditions, to each director of the Company (including any person who, with his or her consent, is named in the Registration Statement as about to become a director of the Company), each officer of the Company who signs the Registration Statement and to each person, if any, who controls the Company, within the meaning of the 1933 Act.

9.             (a)           If any Underwriter shall default in its obligation to purchase the Notes which it has agreed to purchase hereunder at the Time of Delivery, the Representatives may in their discretion arrange for it or another party or other parties to purchase such Notes on the terms contained herein. If within thirty-six (36) hours after such default by any Underwriter the Representatives do not arrange for the purchase of such Notes, then the Company shall be entitled to a further period of thirty-six (36) hours within which to procure another party or other parties reasonably satisfactory to the Representatives to purchase such Notes on such terms. In the event that, within the respective prescribed periods, the Representatives notify the Company that it has so arranged for the purchase of such Notes, or the Company notifies the Representatives that it has so arranged for the purchase of such Notes, the Representatives or the Company shall have the right to postpone the Time of Delivery for a period of not more than seven days, in order to effect whatever changes may thereby be made necessary in the Registration Statement or the Prospectus, or in any other documents or arrangements, and the Company agrees to file promptly any amendments to the Registration Statement or the Prospectus which in the Representatives’ opinion may thereby be made necessary. The term “Underwriter” as used in this Agreement shall include any person substituted under this Section with like effect as if such person had originally been a party to this Agreement with respect to such Notes.

(b)           If, after giving effect to any arrangements for the purchase of the Notes of a defaulting Underwriter or Underwriters by the Representatives and the Company as provided in subsection (a) above, the aggregate amount of such Notes which remains unpurchased does not exceed one-tenth of the aggregate amount of all the Notes to be purchased at the Time of Delivery, then the Company shall have the right to require each non-defaulting Underwriter to purchase the amount of Notes which such Underwriter agreed to purchase hereunder at the Time of Delivery and, in addition, to require each non-defaulting Underwriter to purchase its pro rata share (based on the amount of Notes which such Underwriter agreed to purchase hereunder) of the Notes of such defaulting Underwriter or Underwriters for which such arrangements have not been made; but nothing herein shall relieve a defaulting Underwriter from liability for its default.

(c)           If, after giving effect to any arrangements for the purchase of the Notes of a defaulting Underwriter or Underwriters by the Representatives and the Company as provided in Section 9(a) hereof, the aggregate amount of such Notes which remains unpurchased exceeds one-tenth of the aggregate amount of all the Notes to be purchased at the Time of Delivery, or if the Company shall not exercise the right described in Section 9(b) hereof to require non-defaulting Underwriters to purchase Notes of a defaulting Underwriter or Underwriters, then this Agreement shall thereupon terminate, without liability on the part of any non-defaulting Underwriter or the Company, except for the expenses to be borne by the Company as provided in Section 6 hereof and the indemnity and contribution and other agreements in Section 8 hereof; but nothing herein shall relieve a defaulting Underwriter from liability for its default.

10.           The respective indemnities, agreements, representations, warranties and other statements of the Company and the several Underwriters, as set forth in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement, shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by or on behalf of any Underwriter or any controlling person of any Underwriter, or the Company, or any officer or director or controlling person of the Company, and shall survive delivery of and payment for the Notes.

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11.           If this Agreement is terminated pursuant to Section 9 hereof, the Company shall not then be under any liability to any Underwriter, except as provided in Sections 6 and 8 hereof; and if this Agreement is terminated for any other reason, the Company will reimburse the Underwriters through the Representatives for reasonable and documented out-of-pocket expenses as provided in Section 6 hereof, but the Company shall then be under no further liability to the Underwriters except as provided in Section 8 hereof.

12.          The Company acknowledges and agrees that:

(a)          in connection with the sale of the Notes, the Underwriters have been retained solely to act as underwriters, and no fiduciary, advisory or agency relationship between the Company, on the one hand, and the Underwriters, on the other hand, has been created in respect of any of the transactions contemplated by this Agreement;

(b)          the interest rate and price of the Notes set forth in this Agreement was established following discussions and arm’s-length negotiations between the Company and the Underwriters, and the Company is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement;

(c)           it has been advised that the Underwriters and their respective affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company and that each Underwriter has no obligation to disclose such interests and transactions to the Company by virtue of any fiduciary, advisory or agency relationship; and

(d)          it waives, to the fullest extent permitted by law, any claims it may have against any Underwriter for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that each Underwriter shall have no liability (whether direct or indirect) to the Company in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company, including shareholders, employees, depositors or creditors of the Company.

13.           In all dealings hereunder, the Representatives shall act on behalf of each of the Underwriters, and the parties hereto shall be entitled to act and rely upon any statement, request, notice or agreement on behalf of any Underwriter made or given by the Representatives.

All statements, requests, notices and agreements hereunder shall be in writing, and if to the Underwriters shall be delivered or sent by mail or e-mail transmission to the Representatives c/o Piper Sandler at 1251 Avenue of the Americas, 6th Floor, New York, NY 10020, Attention: General Counsel, e-mail: LegalCapMarkets@psc.com, and Keefe, Bruyette & Woods, A Stifel Company at 787 Seventh Avenue, Fourth Floor, New York, NY 10019, by e-mail at USCapitalMarkets@kbw.com with a copy to Alston & Bird LLP, 1201 West Peachtree Street, Suite 4900, Atlanta, Georgia 30309, Attention: Mark Kanaly, e-mail: Mark.Kanaly@alston.com; and if to the Company shall be delivered or sent by mail to the Company at Provident Financial Services, Inc., 239 Washington Street, Jersey City, New Jersey 07302, Attention: Bennett MacDougall, Executive Vice President, General Counsel and Corporate Secretary, e-mail: bennett.macdougall@provident.bank, with a copy to Skadden, Arps, Slate, Meagher & Flom LLP, One Manhattan West, New York, New York 10001, Attention: Michael P. Reed, e-mail: michael.reed@skadden.com; provided, that any notice to an Underwriter pursuant to Section 8(c) hereof shall be delivered or sent by mail or e-mail transmission to such Underwriter at its address which will be supplied to the Company by the Representatives upon request. Any such statements, requests, notices or agreements shall take effect upon receipt thereof.

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14.           This Agreement shall be binding upon, and inure solely to the benefit of, the Underwriters, the Company and, to the extent provided in Sections 8 and 10 hereof, the officers and directors of the Company and each person who controls the Company or any Underwriter, and their respective heirs, executors, administrators, successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No purchaser of any of the Notes from any Underwriter shall be deemed a successor or assign by reason merely of such purchase.

15.           Time shall be of the essence of this Agreement. As used herein, the term “business day” shall mean any day when the Commission’s office in Washington, D.C. is open for business.

16.           This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

17.           This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

18.           (a)           In the event that any Underwriter that is a Covered Entity becomes subject to proceeding under a U.S. Special Resolution Regime, the transfer from such Underwriter of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b)           In the event that any Underwriter that is a Covered Entity or a BHC Act Affiliate of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

(c)           For purposes of this Agreement, (i) “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k); (ii) “Covered Entity” means any of the following: (A) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (B) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (C) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b); (iii) “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable; and (iv) “U.S. Special Resolution Regime” means each of (X) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (Y) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

[Signature Page Follows]

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If the foregoing is in accordance with your understanding, please sign and return to us a counterpart hereof, and upon the acceptance hereof by the Representatives, on behalf of each of the Underwriters, this letter and such acceptance hereof shall constitute a binding agreement among each of the Underwriters and the Company.

PROVIDENT FINANCIAL SERVICES, INC.

By:	/s/ Bennett MacDougall
Name: Bennett MacDougall
Title: EVP, General Counsel and Corporate Secretary

[Signature Page to Underwriting Agreement]

The foregoing Underwriting Agreement is hereby confirmed and accepted by the Underwriters in New York, New York as of the date first above written.

As Representatives of the several Underwriters named in the attached Schedule I hereto

PIPER SANDLER & CO.

By:	/s/ William Hickey
Name: William Hickey
Title: Managing Director

KEEFE, BRUYETTE & WOODS, INC.

By:	/s/ Joseph Moeller
Name: Joseph Moeller
Title: Managing Director

[Signature Page to Underwriting Agreement]

SCHEDULE I

$175,000,000

6.50% Fixed-to-Floating Rate Subordinated Notes due 2036

Underwriter	Principal Amount of the Notes
Piper Sandler & Co.	$70,000,000.00
Keefe, Bruyette & Woods, Inc.	$70,000,000.00
Performance Trust Capital Partners	$35,000,000.00

SCHEDULE II

Final Term Sheet

$175,000,000

6.50% Fixed-to-Floating Rate Subordinated Notes due 2036

Term Sheet

Issuer:	Provident Financial Services, Inc. (the “Company”)

Security:	6.50% Fixed-to-Floating Rate Subordinated Notes due 2036 (the “Notes”)

Aggregate Principal Amount:	$175,000,000

Expected Ratings:	BBB by Kroll Bond Rating Agency (Stable Outlook)

A rating reflects only the view of the assigning rating agency, and it is not a recommendation to buy, sell or hold the Notes. Any rating can be revised upward or downward or withdrawn at any time by the assigning rating agency if such rating agency decides that circumstances warrant that change. Each rating should be evaluated independently of any other rating.

Trade Date:	August 20, 2026

Settlement Date:	August 24, 2026 (T + 2)

Maturity Date (if not previously redeemed):	September 1, 2036

Coupon:

Fixed rate period: A fixed rate per annum of 6.50%

Floating rate period: A floating rate per annum equal to the Benchmark rate (which is expected to be Three-Month Term SOFR) (each as defined in the prospectus supplement under “Description of Notes — General” in the preliminary prospectus supplement), plus 239 basis points for each quarterly interest period during the floating rate period; provided, however, that if the Benchmark rate is less than zero, the Benchmark rate shall be deemed to be zero.

For each interest period during the floating rate period, “Three-Month Term SOFR” means the rate for Term SOFR for a tenor of three months that is published by the Term SOFR Administrator at the Reference Time for any interest period, as determined by the calculation agent after giving effect to the Three-Month Term SOFR Conventions (each as defined under “Description of the Notes” in the preliminary prospectus supplement).

If the calculation agent determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date (each as defined under “Description of the Notes” in the preliminary prospectus supplement) have occurred with respect to Three-Month Term SOFR, then the provisions under “Description of the Notes — Effect of Benchmark Transition Event,” in the preliminary prospectus summary, which are referred to herein as the “benchmark transition provisions,” will thereafter apply to all determinations of the interest rate on the Notes for each interest period during the floating rate period. In accordance with the benchmark transition provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate on the Notes for each interest period during the floating rate period will be an annual rate equal to the Benchmark Replacement (as defined under Description of the Notes) plus basis points.

The Company will appoint a calculation agent for the Notes (which may be the Company or an affiliate) prior to the commencement of the floating rate period. The Company will act as the initial calculation agent.

Interest Payment Dates:

Fixed rate period: March 1 and September 1 of each year, commencing on March 1, 2027. The last interest payment date for the fixed rate period will be September 1, 2031.

Floating rate period: March 1, June 1, September 1 and December 1 of each year, commencing on December 1, 2031.

Record Dates:	Interest on each Note will be payable to the person in whose name such Note is registered on the 15th day (whether or not a Business Day) immediately preceding the applicable interest payment date.
Day Count Convention:	Fixed rate period: 360-day year consisting of twelve 30-day months. Floating rate period: 360-day year and the actual number of days elapsed.
Optional Redemption:

The Company may, at its option, beginning with the interest payment date of September 1, 2031 and on any interest payment date thereafter, redeem the Notes, in whole at any time or in part, from time to time, subject to obtaining the prior approval of the Federal Reserve to the extent such approval is then required under the capital adequacy rules of the Federal Reserve, at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption.

Special Redemption:

The Company may redeem the Notes, at any time prior to their maturity including prior to September 1, 2031, in whole, but not in part, subject to obtaining the prior approval of the Federal Reserve to the extent such approval is then required under the rules of the Federal Reserve, if (i) a Tax Event (as defined under “Description of the Notes — Redemption” in the preliminary prospectus supplement), (ii) a subsequent event occurs that, as a result of which, there is more than an insubstantial risk that the Company would not be entitled to treat the Notes as Tier 2 capital for regulatory capital purposes, or (iii) the Company is required to register as an investment company under the Investment Company Act of 1940. In each case, the redemption would be at a redemption price equal to 100% of the principal amount of the Notes plus any accrued and unpaid interest to but excluding the redemption date.

Denominations:	The Notes will be offered in book-entry form only through the facilities of The Depository Trust Company in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Use of Proceeds:	The Company intends to use the net proceeds from this offering, after payment of offering expenses, to repay $150 million aggregate principal amount of outstanding 2.875% Fixed-to-Floating Rate Subordinated Notes due 2031 and $20 million aggregate principal amount of outstanding variable rate Junior Subordinated Notes due 2033, in each case plus accrued interest, and for general corporate purposes.

Price to Public:	100.00%

Ranking:

The Notes offered under the preliminary prospectus supplement will be issued by the Company under an Indenture between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”), dated May 13, 2024 (the “Base Indenture”), as supplemented by a Second Supplemental Indenture between the Company and the Trustee, to be dated as of the issue date (the “Second Supplemental Indenture”). The Base Indenture, as supplemented by the Second Supplemental Indenture, shall be referred to herein as the “Indenture.” The Notes will be unsecured, subordinated obligations of the Company and:

•	will rank junior in right of payment and upon the Company’s liquidation to any of the Company’s existing and all future senior indebtedness (as defined under “Description of the Notes — Subordination of the Notes” ), all as described under “Description of the Notes” in the preliminary prospectus supplement;

•	will rank equal in right of payment and upon the Company’s liquidation with any of the Company’s existing and all of the Company’s future indebtedness the terms of which provide that such indebtedness ranks equally with the Notes;

•	will rank senior in right of payment and upon the Company’s liquidation to (i) the Company’s existing junior subordinated debentures underlying outstanding trust preferred securities and (ii) any of the Company’s future indebtedness the terms of which provide that such indebtedness ranks junior in right of payment to indebtedness such as the Notes; and

•	will be (i) effectively subordinated to the Company’s future secured indebtedness to the extent of the value of the collateral securing such indebtedness, and (ii) structurally subordinated to the existing and future liabilities of the Company’s subsidiaries, including without limitation the Bank’s depositors, liabilities to general creditors and liabilities arising in the ordinary course of business or otherwise.

As of June 30, 2026, on a consolidated basis, the Company’s outstanding deposits and other liabilities totaled approximately $22.8 billion, which includes approximately $22.4 billion of liabilities that would rank structurally senior to the Notes. In addition, as of June 30, 2026, the Company (at the holding company level) had no indebtedness that would rank senior to the Notes, $375.0 million aggregate principal amount of indebtedness that would rank pari passu to the Notes, and $60.5 million aggregate principal amount of indebtedness related to existing junior subordinated debentures underlying outstanding trust preferred securities that would rank junior to the Notes.

The Indenture will not limit the amount of additional indebtedness the Company or its subsidiaries may incur.

CUSIP/ISIN:	74386TAB1 / US74386TAB17

Book-Running Managers:	Piper Sandler & Co. Keefe, Bruyette & Woods, Inc.

Co-Manager:	Performance Trust Capital Partners, LLC

Conflicts of Interest:	The Company and Piper Sandler Companies, the parent company of Piper Sandler & Co., an underwriter for this offering, have two 10% or greater shareholders in common. This is deemed a conflict of interest under FINRA Rule 5121. Accordingly, this offering is being made in compliance with the requirements of Rule 5121. Pursuant to Rule 5121, Piper Sandler & Co. will not confirm sales of the Notes to any account over which it exercises discretionary authority without the prior written approval of the customer.

This Pricing Term Sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. The information in this Pricing Term Sheet supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent it is inconsistent with the information in the Preliminary Prospectus Supplement. Other information (including other financial information) presented in the Preliminary Prospectus Supplement is deemed to have changed to the extent affected by the information contained herein. Capitalized terms used in this Pricing Term Sheet but not defined have the meanings given them in the Preliminary Prospectus Supplement. The Company has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the Company, the underwriters or any dealer participating in the offering will arrange to send you the prospectus and the related Preliminary Prospectus Supplement if you request it by emailing Piper Sandler & Co. at fsg-dcm@psc.com, Keefe, Bruyette & Woods, Inc. at USCapitalMarkets@kbw.com or Performance Trust Capital Partners, LLC at syndicate@performancetrust.com.

Note: We expect that delivery of the Notes will be made against payment therefor on or about the second business day following the date of pricing of the Notes (this settlement cycle being referred to as “T + 2”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day (“T + 1”), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing or the next business day will be required, by virtue of the fact that the Notes initially will settle in T + 2, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade their Notes on the date of pricing or the next business day should consult their own advisor.

SCHEDULE III

Issuer-Represented General Use Free Writing Prospectuses

1.	Investor Presentation, furnished with the Commission on August 20, 2026
2.	The Final Term Sheet for the Notes

ANNEX I

Subsidiaries

Entity	Jurisdiction
Provident Bank	New Jersey
Sussex Capital Trust II (non-consolidated)	Delaware
1st Constitution Capital Trust II (non-consolidated)	Delaware
Lakeland Bancorp Capital Trust II (non-consolidated)	Delaware
Lakeland Bancorp Capital Trust IV (non-consolidated)	Delaware